CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               JUNIPER GROUP, INC.

     Pursuant to the Provisions of Nevada Revised Statutes, Title 7, Chapter 78, it is hereby certified that:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is Juniper Group , Inc.

     SECOND: The aggregate number of shares of stock that the Corporation is authorized to issue is 300,875,000 shares, of which 300,000,000 shares, par value $.001 per share, are designated as Common shares (the "Common Shares") and 875,000 shares, par value $.10 per share, are designated as preferred shares (the "Preferred Shares").

     THIRD: The Board of Directors of the Corporation duly adopted the following resolution on May 6, 1998:

     RESOLVED, that the Articles of Incorporation of the Corporation be amended by striking out the first sentence of Article FOURTH thereof and by substituting in lieu of said sentence the following:

     Effective as of 5:00 p.m., Eastern Standard Time, on May 18, 1998 (the "Effective Date"), all outstanding Common Shares of the Corporation held by each holder of record on the Effective Date shall be automatically combined at the rate of one share for each 50 outstanding shares without any further action on the part of the holders thereof or the Corporation. No fractional shares shall be issued; all fractional shares shall be increased to the next higher whole number of shares. Effective as of the Effective Date, the aggregate number of shares of stock that the Corporation shall have the authority to issue is 6,875,000 shares, of which 6,000,000 shares, par value $.001 per share, shall be designated as Common Shares (the "Common Shares") and 875,000 shares, par value $.10 per share, shall be designated as Preferred Shares (the "Preferred Shares").

     FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 207 of the chapter 78 of the Nevada Revised Statutes.


Signed on May 6, 1998



                               By:/s/ Vlado P. Hreljanovic
                                  ------------------------
                                  V. Paul Hreljanovic, President



                               By:/s/ Yvonne T. Paultre
                                  ---------------------
                                  Yvonne T. Paultre, Secretary